fuel™

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December 2009

Financial Update

As we approach the end of 2009, FUEL is experiencing a strong quarter for October to December 2009. We sold 14 million gallons of ethanol in the first two months, generating $35 million in revenue, $700K more than budget. We have generated $7 million of EBITDA (earnings before interest, taxes and depreciation), $2 million ahead of budget. Net income for the quarter is $3.7 million year to date, $2.7 million ahead of budget. December looks positive as we continue to take advantage of strong market opportunities.

We have generated $8.1 million in cash flow in the first two months of this quarter, compared to $3.6 million in cash flow during the prior 12 months. We have generated enough capital to pay our first full tax bill for Mitchell County. Within the next two weeks, we expect to pay a minimum of $3.4 million in scheduled interest and principle payments to WestLB and our banking syndicate.

PRODUCTION UPDATE

During the first 2 weeks of December, FUEL has run at 99.2% of capacity with an average conversion rate of 2.97 gallons of ethanol per bushel of corn.

FUEL's Employees and Directors Celebrate One Year Anniversary of Production

On Saturday, October 10, our employees attended a celebration in their honor for a job well-done. They were joined by their families as well as the Board of Directors, and all enjoyed a BBQ picnic. The employees led their families through the ethanol plant, giving them an opportunity to share their accomplishments with their spouses, children and parents. Tommy Dollar, Chairman, Murray Campbell, CEO, Drew Gahagan, General Manager and Joe Minton, Superintendent, addressed the crowd of over 150 and congratulated the employees for their outstanding dedication and performance.







FUEL's First Year of Production

Purchased 7,000,000 bushels of local corn
Ground 29,808,994 bushels of corn
Produced 83,936,487 gallons of ethanol
Produced 188,000 tons of ddgs
Produced 5,700 tons of wetcake

FUEL FACTS

a publication of First United Ethanol, LLC for its investors

December 2009




Airgas



AirGas is ramping up construction on its carbon dioxide plant being built on site at FUEL. Completion is scheduled for Summer 2010. FUEL will sell its CO2 to AirGas.



Tom Harris was awarded a $25 Wal-Mart gift card for his successful efforts organizing and establishing our Fire Alarm Group. This group of fire pump operators ensures that our emergency systems are working properly.

Annual Members' Meeting
Wednesday, February 3, 2010
9 a.m.
The Depot
Camilla, Georgia

K1 NOTIFICATION

On October 14th, 2009, FUEL's Board of Directors changed its tax year-end from September 30th to December 31st based on a recommendation from our auditors. In mid-December, you should have received a K1 that covers 10/1/08 to 9/30/09. After the first of the year, you will receive a second K1 that covers the 3 month span from 10/1/09 to 12/31/09. You will need to retain both of these K1s for your 2009 tax return.

fuel

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Camilla, Georgia 31730

p 229.522.2822
f 229.522.2824

w www.firstunitedethanol.com